Exhibit 12.1

BURLINGTON RESOURCES INC.
RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1
(UNAUDITED)

                                                       Three Months Ended
                                                           March 31,                           Year Ended December 31,
                                                       ------------------- --------- ---------------------------------------------
                                                          2002     2001       2001       2000       1999        1998       1997
                                                       --------- --------  --------- ----------  -----------  --------- ----------
Earnings (Loss)

  Income (Loss) Before Income Taxes..................     61       557        907        967         $(13)    $(624)   $  470
  Equity Earnings Adjustment.........................     (3)       (3)       (18)        (8)          (2)       (4)       (9)

  Add
     Interest and fixed charges......................     72        45        190        197          211       193       174
     Portion of rent under long-term operating
        leases representative of an interest factor..      2         3          8          8            8         7         8
                                                       --------- -------- --------- ----------  -----------  --------- ----------
  Total Earnings (Loss) Available for Fixed Charges.. $  132     $ 602     $1,087     $1,164       $  204     $(428)   $  643
                                                       --------- -------- ========= ==========  ===========  ========= ==========
Fixed Charges

  Interest and fixed charges......................... $   72     $  45     $  190     $  197       $  211     $ 193    $  174
  Portion of rent under long-term operating
     leases representative of an interest factor.....      2         3          8          8            8         7         8
  Capitalized interest...............................      4         -          8                                14        12
                                                       --------- -------- --------- ----------  -----------  --------- ----------
  Total Fixed Charges................................ $   78     $  48     $  206     $  205       $  219     $ 214    $  194
                                                       ========= ======== ========= ==========  ===========  ========= ==========

Ratio of Earnings to Fixed Charges (1)...............    1.7x     12.5x       5.3x       5.7x         0.9x       - x      3.3x
                                                       =====     =====    =======   ========    =========    ======    ======


(1) Total earnings available for fixed charges in 1998 were inadequate to cover total fixed charges in the amount of approximately $642 million due to the impairment of oil and gas properties.